                                                                    Exhibit 12.1

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges


                                                       Year Ended December 31,
                                          --------------------------------------------------
                                            1995       1996       1997      1998      1999
                                          --------   --------  --------  --------   --------
                                                        (Dollars in thousands)
Earnings:
  Earnings from continuing
   operations before income taxes
   and extraordinary item                 $  7,422     15,175  $  9,965  $ 12,559   $ 32,020
  Fixed charges from below                  23,353     26,755    44,767    67,042     86,517
                                          --------   --------  --------  --------   --------
   Total earnings                         $ 30,775   $ 41,930  $ 54,732  $ 79,601   $118,537
                                          --------   --------  --------  --------   --------

Fixed Charges:
  Interest                                $ 22,485   $ 25,797  $ 43,611  $ 65,060   $ 83,878
  Interest component of rent expense:
   Total rent expense                     $  2,605   $  2,875  $  3,468  $  5,947   $  7,918
   Portion considered interest expense          33%        33%       33%       33%        33%
                                          --------   --------  --------  --------   --------
     Interest component                   $    868   $    958  $  1,156  $  1,982   $  2,639
                                          --------   --------  --------  --------   --------
     Total fixed charges                  $ 23,353   $ 26,755  $ 44,767  $ 67,042   $ 86,517
                                          --------   --------  --------  --------   --------

Earnings to Fixed Charges                      1.3x       1.6x      1.2x      1.2x       1.4x
                                          ========   ========  ========  ========   ========

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